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                                                                     EXHIBIT 2

              [KEMPER INVESTORS LIFE INSURANCE COMPANY LETTERHEAD]

                                DATE OF MAILING:

                                      RE:

                      SPECIMEN NOTICE OF WITHDRAWAL RIGHT


This notice is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have recently purchased a flexible premium variable life insurance policy from Kemper Investors Life Insurance Company ("KILICO") under which benefits depend on the investment experience of the KILICO Variable Separate Account. You have, pursuant to requirements of the SEC and your policy, the right to examine and return your policy for cancellation at any time within 10 days from delivery of the policy or 45 days from the date of Part 1 of the application, whichever is later. But in any event you have until 10 days from the date of mailing of this notice, as determined by its postmark, to return the policy for cancellation. Upon cancellation, you will receive a refund equal to the sum of
A) the premium payments made under this policy, and B) an amount that reflects the investment experience (plus or minus) of the investment divisions of the Separate Account under this policy to the date the returned policy is received at our Administrative Office.

SEE THE REVERSE SIDE OF THIS LETTER WHICH GIVES FURTHER DETAILS ON YOUR RIGHTS OF WITHDRAWAL.

Should you decide to exercise this right of cancellation, complete the enclosed form and return your policy as outlined in the instructions on the form, postmarked on or before the latest date permitted for cancellation as described above.



                                                                   John B. Scott
                                                                   President
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Flexible Premium Variable Life Insurance


Accompanying your policy is a Personalized Policy Illustration of Death Benefits, Policy Cash Values, Cash Surrender Values, and Planned Premiums under various assumptions as to the performance of the Subaccounts of the Separate Account.

In determining whether or not to exercise your right you should consider, among other things, the projected cost of your policy and the deductions from the premiums before the payment is allocated to the Subaccounts of the Separate Account.

You have been furnished a Prospectus which describes the deductions from your premium. The deductions are:

A charge for state and local premium taxes equal to 2.5% of each premium payment.

A charge for federal taxes equal to 1% of each premium payment.

Deductions from your Policy Gross Value include:

A monthly administrative expense charge equal to $5.

A charge of $25 for each partial withdrawal.

A contingent deferred sales charge (surrender charge) based on the formula is the Policy Specifications. The issue charge is $5.00 per thousand of Specified amount. The deferred sales charge is equal to 30% of premiums paid up to the Target Premium shown in the policy and a percentage of premiums shown in the policy and a percentage of premiums above the Target Premium equal to 7.5% for issue ages up to age 66 and 5% for issue ages 66-75. The surrender charge decreases after policy year 5 for issue ages up to age 66 and after year 3 for issue ages 66-75 until reaching zero in policy year 15.

A Cost of Insurance Charge based on rates no greater than the guaranteed maximum cost of insurance rates stated in the Policy.

A deduction for any additional benefits you have chosen on your policy.

A contingent deferred sales charge (surrender charge) based on the formula in the policy data of your policy. This amount is equal to 10% of any first year premiums up to the maximum stated in your policy plus 7% of other premiums less the amount of any pro-rata surrender charges previously deducted. This charge will decrease as of the eleventh policy year and will be zero after the fifteenth policy year.
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              [KEMPER INVESTORS LIFE INSURANCE COMPANY LETTERHEAD]

                        SPECIMEN REQUEST FOR WITHDRAWAL

                                      RE:

                                - Instructions -
                             Please Read Carefully

If, after reading the enclosed notice, you elect to return your policy for cancellation, you must:

  1. Sign and date the bottom portion of this form.

  2. Mail this notice together with your policy (if received by you) to:

                    Kemper Investors Life Insurance Company
                                 1 Kemper Drive
                              Long Grove, IL 60049

  3. Make certain that the postmark on the return envelope is on or before the last date permitted for cancellation as described in the attached letter.

  4. Check the box on the bottom portion of this form if you have not yet received your policy at the time of mailing this form.

                         - To Be Filled Out By Owner -

TO:  Kemper Investors Life Insurance Company (Kemper)

Pursuant to the terms of the notice previously furnished me by Kemper, I hereby return the policy numbered above (the "policy") for cancellation and request a refund, reflecting investment experience of the premiums paid by me, for the policy. I hereby release Kemper from any and all claims arising out of or in connection with the sale or issuance of the policy under state insurance law and I hereby acknowledge that Kemper's sole liability with respect to the policy is the refund to me.



_________                                __________________________________
Date                                     Signature of Policyowner

I have not yet received the policy and should it be received, I will return it to Kemper. ________